Exhibit 4.1

Execution Version

ALLEGHANY CORPORATION

as Issuer

AND

THE BANK OF NEW YORK MELLON

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of September 9, 2014

Supplement to Indenture dated as of September 20, 2010

Table of Contents

		Page
ARTICLE 1
CREATION OF THE NOTES
Section 1.01.	Designation of Series	2
Section 1.02.	Form of Note; Denomination	2
Section 1.03.	Limit on Amount of Series	2
Section 1.04.	Interest	2
Section 1.05.	Certificate of Authentication	3
Section 1.06.	No Sinking Fund	3
Section 1.07.	Issuance in Global Form	3
Section 1.08.	Other Terms Of Notes	3
Section 1.09.	Additional Definitions	3
ARTICLE 2
REDEMPTION OF NOTES
Section 2.01.	Optional Redemption by the Company	5
Section 2.02.	Applicability of Article	6
ARTICLE 3
COVENANTS
Section 3.01.	Limitation on Liens; Disposition of Voting Stock	6
ARTICLE 4
REPORTS BY THE COMPANY
Section 4.01.	Amendment	6
ARTICLE 5
EVENTS OF DEFAULT
Section 5.01.	Additional Events Of Default	7
Section 5.02.	Amendment	7
ARTICLE 6
AMENDMENTS, SUPPLEMENTS AND WAIVERS
Section 6.01.	With Consent of Holders	8
ARTICLE 7
DEFEASANCE AND COVENANT DEFEASANCE
Section 7.01.	Company’s Option to Effect Defeasance or Covenant Defeasance	8

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THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE, dated as of September 9, 2014 is entered into by and between ALLEGHANY CORPORATION, a Delaware corporation, as issuer (the “Company”), and THE BANK OF NEW YORK MELLON, as Trustee under the Indenture (as hereinafter defined) (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of September 20, 2010 (the “Indenture,” all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture) providing for the issuance by the Company of securities from time to time;

WHEREAS, the Company and the Trustee are parties to a First Supplemental Indenture, dated as of September 20, 2010, which modified the Indenture and provided for the issuance by the Company of a maximum of $300,000,000 aggregate principal amount of 5.625% Senior Notes due 2020;

WHEREAS, the Company and the Trustee are parties to a Second Supplemental Indenture, dated as of June 26, 2012, which modified the Indenture and provided for the issuance by the Company of a maximum of $400,000,000 aggregate principal amount of 4.950% Senior Notes due 2022;

WHEREAS, the Company desires to issue a new series of Securities under the Indenture, and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Third Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Third Supplemental Indenture for the purposes of establishing the terms of such series of Securities;

WHEREAS, the execution and delivery of this Third Supplemental Indenture has been authorized by a Board Resolution;

WHEREAS, concurrent with the execution hereof, the Company has delivered an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes (as hereinafter defined), as follows:

ARTICLE 1

CREATION OF THE NOTES

Section 1.01. Designation of Series. Pursuant to the terms hereof and Section 301 of the Indenture, the Company hereby creates a series of Securities designated as the “4.900% Senior Notes due 2044” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.02. Form of Note; Denomination. The Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Stated Maturity of the principal amount of the Notes shall be September 15, 2044. The Company will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 1.03. Limit on Amount of Series. The Notes shall not exceed U.S. $300,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Third Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon a Company Order and delivery of an Officers’ Certificate and Opinion of Counsel as contemplated by Section 303 of the Indenture. The Company may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the series of Securities created hereby (in excess of U.S. $300,000,000 in aggregate principal amount) and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, the issue price and, under certain circumstances, the initial date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes, and such additional notes will form a single series with the Notes.

Section 1.04. Interest. The Company shall pay interest on the aggregate principal amount of the Notes at 4.900% per annum until the principal amount of the Notes is paid or made available for payment. The Company shall pay interest, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, commencing on March 15, 2015 (each an “Interest Payment Date”) and such interest shall be paid to the Person in whose name the Note is registered at the close of business on the Regular Record Date (whether or not a Business Day) immediately preceding the Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 9, 2014. The Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest, including interest payable at Stated Maturity, shall be payable at the office of the Company maintained by the Company for such purposes, which shall initially be the Corporate Trust Office, and may, as the Company shall specify to the Paying Agent in writing by each Regular Record Date, be paid either (i) by check mailed or delivered to the Holders of the Notes at their respective addresses set forth in the Security Register or (ii) by wire transfer of immediately available funds to an account previously specified in writing by the Holder to the Company and the Trustee; provided, however, that payments to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Payment upon maturity or redemption of a Note will cause interest to cease to accrue on such Note. The Company cannot reissue a Note that has matured or been redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such Note.

Section 1.05. Certificate of Authentication. The Trustee’s certificate of authentication to be borne on the Notes shall be substantially as provided in the Form of Note attached hereto as Exhibit A.

Section 1.06. No Sinking Fund. No sinking fund will be provided with respect to the Notes.

Section 1.07. Issuance in Global Form. The Notes shall be issued as one or more Global Notes, representing the aggregate principal amount of the Notes, and shall be deposited with the Trustee as custodian for the Depositary. The Notes shall be registered in the name of Cede & Co., or other nominee of the Depositary.

Section 1.08. Other Terms of Notes. The other terms of the Notes shall be as expressly set forth in Article 1, Article 2, Article 3, Article 4, Article 5, Article 6 and Article 7 hereof and Exhibit A hereto.

The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 1.09. Additional Definitions. For purposes of this Third Supplemental Indenture, the following terms shall have the following definitions:

“Calculation Date” means, with respect to any Redemption Date, the third Business Day immediately preceding the Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“Depositary” means The Depository Trust Company, 55 Water Street, New York, New York.

“Global Note” means a Security that evidences all or part of the Notes and bears the legend set forth in the Form of Note attached hereto as Exhibit A.

“Independent Investment Banker” means BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC or U.S. Bancorp Investments, Inc., as specified by the Company, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“Interest Payment Date” has the meaning set forth in Section 1 of the Form of Note attached hereto as Exhibit A.

“Redemption Date” means the date of any redemption of Notes pursuant to Section 2.01(a) or (b) hereof.

“Redemption Price” means the redemption price of any Notes being redeemed pursuant to Section 2.01(a) or (b) hereof.

“Reference Treasury Dealer” means (1) each of BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by U.S. Bancorp Investments, Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (2) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regular Record Date” means the close of business on each of March 1 and September 1 of each year whether or not such day is a Business Day.

“Restricted Subsidiary” means each present or future Subsidiary of the Company, the consolidated total assets of which constitute at least fifteen percent of the Company’s total consolidated assets, together with each successor to any such Subsidiary; each such Subsidiary as of the date hereof being listed in Schedule 1 to this Third Supplemental Indenture.

“Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the week immediately preceding the Calculation Date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week immediately preceding the Calculation Date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“voting stock” has the meaning as that term is defined under the definition of “Subsidiary” under Section 101 of the Indenture.

ARTICLE 2

REDEMPTION OF NOTES

Pursuant to Section 301(8) of the Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes:

Section 2.01. Optional Redemption by the Company.

(a) At any time and from time to time, the Notes may be redeemed at the option of the Company for cash, in whole or in part, upon notice as set forth in Section 1104 of the Indenture, at a Redemption Price equal to the greater of (a) the principal amount of the Notes or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points, plus, in each case (a) and (b), accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption. The Treasury Rate will be calculated on the third Business Day immediately preceding the Redemption Date.

If the Company redeems fewer than all of the outstanding Notes, the Notes to be redeemed will be selected in accordance with the procedures of the Depositary.

The Notes will be redeemed in integral multiples of $1,000 principal amount.

The Company may not give notice of any redemption if the Company has defaulted in payment of interest and the default is continuing.

(b) At any time on or after March 15, 2044, the Company may redeem the Notes, in whole or in part, upon notice as set forth in Section 1104 of the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

(c) At or prior to the time of giving of any notice of redemption to the Holders of any Notes to be redeemed pursuant to Section 2.01(a) of this Third Supplemental Indenture, the

Company shall deliver an Officers’ Certificate to the Trustee setting forth the calculation of the Redemption Price applicable to such redemption. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon, the Redemption Price as so calculated and set forth in such Officers’ Certificate.

Section 2.02. Applicability of Article. Redemption of the Notes at the election of the Company, as permitted by any provision of the Notes or this Third Supplemental Indenture, shall be made in accordance with such provision, Article XI of the Indenture and this Article 2.

ARTICLE 3

COVENANTS

Pursuant to Section 901(2) of the Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes:

Section 3.01. Limitation on Liens; Disposition of Voting Stock.

(a) Neither the Company nor any Restricted Subsidiaries may use any voting stock of a Restricted Subsidiary as security for any debt of the Company or other obligations unless all of the Notes are secured to the same extent as and for so long as that debt or other obligation is so secured, provided, however that such restriction shall not apply to liens existing at the time a corporation becomes a Restricted Subsidiary or any renewal or extension of any such liens.

(b) Except in a transaction otherwise governed by the Indenture, neither the Company nor any Restricted Subsidiary may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a Restricted Subsidiary so long as any Note remains outstanding. Notwithstanding the foregoing, this limitation shall not apply to any of the following:

(i) any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by the Company or a Restricted Subsidiary;

(ii) the disposition of any of the voting stock of a Restricted Subsidiary owned by the Company or by a Restricted Subsidiary for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by the Board of Directors of the Company; or

(iii) the issuance, sale, assignment, transfer or other disposition of the voting stock of a Restricted Subsidiary made to the Company or another Restricted Subsidiary.

ARTICLE 4

REPORTS BY THE COMPANY

Section 4.01. Amendment. Section 704 of the Indenture is hereby amended solely with respect to the series of Securities that consists of the Notes, to read as follows:

The Company shall file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the Securities and Exchange Commission (the “Commission”), copies of its annual and quarterly report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company also shall comply with the other provisions of Trust Indenture Act Section 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its convents hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01. Additional Events Of Default. Pursuant to Sections 301(16) and 501(7) of the Indenture, so long as any of the Notes are outstanding, the following shall be an Event of Default with respect to the Notes, in addition to the Events of Default contained in Section 501 of the Indenture:

(a) The Company defaults in the payment of the principal amount or Redemption Price with respect to any Note when such becomes due and payable.

(b) The Company defaults in payment of any accrued and unpaid interest which default continues for 30 days.

Section 5.02. Amendment. Section 501 of the Indenture is hereby amended solely with respect to the series of Securities that consists of the Notes, as follows:

(a) By amending paragraph (4) of Section 501 by deleting the number “90” appearing therein and replacing it with number “60” and by adding the words “of that series” immediately after the words “Outstanding Securities” appearing therein.

(b) By deleting the period at the end of paragraph (7) of Section 501 and replacing it with “; or”, and adding the following paragraph immediately after paragraph (7) in Section 501:

(8) if any event of default, as defined in any mortgage, senior indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness in principal amount in excess of $70,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within a period of 30 days after there shall have been given, by overnight registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of the Outstanding Securities of that series, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder.

ARTICLE 6

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 6.01. With Consent of Holders. Pursuant to Section 902 of the Indenture, so long as any of the Notes are outstanding, without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 513 of the Indenture, may not (in addition to the events described in paragraphs (1) through (3) of Section 902 of the Indenture) make any change that impairs or adversely affects the right of a Holder to institute suit for the enforcement of any payment with respect to the Notes.

ARTICLE 7

DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01. Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may elect, at its option at any time, to have Section 7.02 or Section 7.03 applied to the Notes (as a whole and not in part) upon compliance with the conditions set forth below in this Article. Any such election shall be evidenced by a Board Resolution.

Section 7.02. Defeasance and Discharge. Upon the Company’s exercise of its option to have this Section applied to the Notes (as a whole and not in part), the Company shall be deemed to have been discharged from its obligations with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 7.04 are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes, this Third Supplemental Indenture and the Indenture insofar as the Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments (in form and substance reasonably acceptable to the Trustee) acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of Notes to receive, solely from the trust fund described in Section 7.04 and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on the Notes when payments are due, (2) the Company’s obligations with respect to the Notes under Sections 304, 305, 306, 1002 and 1003 of the Indenture, (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (4) this Article. Subject to compliance with this Article, the Company may exercise its option to have this Section applied to the Notes (as a whole and not in part) notwithstanding the prior exercise of its option to have Section 7.03 applied to the Notes.

Section 7.03. Covenant Defeasance. Upon the Company’s exercise of its option to have this Section applied to the Notes (as a whole and not in part), (i) the Company shall be released from its obligations under Section 3.01 of this Third Supplemental Indenture and any covenant provided pursuant to Section 901(2) of the Indenture for the benefit of the Holders of the Notes and (ii) the occurrence of any event specified in Section 501(4) of the Indenture (with respect to Section 3.01 of this Third Supplemental Indenture and any such covenants provided pursuant to Section 901(2) of the Indenture for the benefit of the Holders of the Notes) or Section 501(8) of the Indenture added by Section 5.02 of this Third Supplemental Indenture, shall be deemed not to be or result in an Event of Default, in each case with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 7.04 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of Section 501(4) or 501(8) of the Indenture), whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of the Indenture, this Third Supplemental Indenture and the Notes shall be unaffected thereby.

Section 7.04. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Section 7.02 or Section 7.03 to the Notes:

(a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee which satisfies the requirements contemplated by Section 609 of the Indenture and agrees to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of the Notes, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or any such other qualifying trustee) to pay and discharge, the principal of, premium, if any, and any installment of interest on the Notes on the respective Stated Maturities, in accordance with the terms of the Indenture, this Third Supplemental Indenture and the Notes. As used herein, “U.S. Government Obligation” means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

(b) In the event of an election to have Section 7.02 apply to the Notes, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this instrument, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur.

(c) In the event of an election to have Section 7.03 apply to the Notes, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur.

(d) No event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in Sections 501(5) and (6) of the Indenture, at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 90th day).

(e) Such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act with respect to any securities of the Company.

(f) Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.

(g) The Company shall have delivered to the Trustee an Opinion of Counsel (which opinion may be subject to customary assumptions and exceptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

(h) The Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others.

(i) No event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit.

(j) Such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder.

(k) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Third Supplemental Indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 7.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 1003 of the Indenture, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or other qualifying trustee (solely for purposes of this Section and Section 7.06, the Trustee and any such other trustee are referred to collectively as the “Trustee”) pursuant to Section 7.04 in respect of the Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes, this Third Supplemental Indenture and the Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of the Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but money so held in trust need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 7.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Notes.

Anything in this Article to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 7.04 with respect to the Notes which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the Defeasance or Covenant Defeasance, as the case may be, with respect to the Notes.

Section 7.06. Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with this Article with respect to any Note by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations under the Indenture, this Third Supplemental Indenture and the Notes from which the Company has been discharged or released pursuant to Section 7.02 or 7.03 shall be revived and reinstated as though no deposit had occurred pursuant to this Article with respect to such Note, until such time as the Trustee or Paying Agent is permitted to apply all money held in trust pursuant to Section 7.05 with respect to such Note in accordance with this Article; provided, however, that if the Company makes any payment of principal of or any premium or interest on any such Note following such reinstatement of its obligations, the Company shall be subrogated to the rights (if any) of the Holders of such Note to receive such payment from the money so held in trust.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Application of Third Supplemental Indenture. Each and every term and condition contained in this Third Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Third Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 8.02. Effective Date. This Third Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 8.03. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.04. Liability of the Trustee. The Trustee accepts the amendment of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity, efficacy, or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, or (iii) the due execution hereof by the Company, and the Trustee makes no representation with respect to any such matters.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

ALLEGHANY CORPORATION

By:	/s/ John L. Sennott, Jr.
	Name:	John L. Sennott, Jr.
	Title:	Senior Vice President and
chief financial officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

SCHEDULE 1

List of Restricted Subsidiaries

RSUI Indemnity Company

RSUI Group, Inc.

Alleghany Insurance Holdings LLC

Transatlantic Reinsurance Company

Transatlantic Holdings, Inc.

EXHIBIT A

[Face of Security]

4.900% Senior Notes due 2044

If the registered owner of this security is The Depository Trust Company or a nominee thereof, the following legend is applicable: THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY (AS HEREINAFTER DEFINED) OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY,” OR “DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 017175AD2/US017175AD24	$300,000,000

ALLEGHANY CORPORATION, a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the principal amount of THREE HUNDRED MILLION and no/100 Dollars ($300,000,000) on September 15, 2044.

Interest Payment Dates: March 15 and September 15, commencing March 15, 2015.

Record Dates: March 1 and September 1.

Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

ALLEGHANY CORPORATION

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Dated:

[Back of Security]

4.900% Senior Notes due 2044

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Alleghany Corporation, a Delaware corporation (the “Company”) promises to pay interest on the principal amount of the Notes at 4.900% per annum until the principal amount of the Notes is paid or made available for payment. The Company shall pay interest, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing on March 15, 2015. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 9, 2014. The Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. Except as provided below, interest will be paid (i) on any Global Notes to DTC by wire transfer of immediately available funds to the account of DTC or its nominee and (ii) on any definitive Notes (A) by check mailed or delivered to the Holders of the Notes at their respective addresses set forth in the Security Register or (B) by wire transfer of immediately available funds to an account previous specified in writing by the Holder to the Company and the Trustee.

The Company may pay interest, including interest payable at Stated Maturity, on definitive Notes at the Company’s office or agency, which initially will be the Corporate Trust Office of the Trustee in The City of New York.

Principal on definitive Notes will be payable, upon Stated Maturity or when due, at the office or agency of the Company, maintained for such purpose, initially the Corporate Trust Office of the Trustee in The City of New York.

Subject to the terms and conditions of the Indenture, the Company will make payments in cash in respect of Redemption Prices and at Stated Maturity to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND SECURITY REGISTRAR. Initially, The Bank of New York Mellon will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent, Security Registrar or co-registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Security Registrar or co-registrar.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of September 20, 2010 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of September 9, 2014 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes issued under the Indenture are general unsecured obligations of the Company limited to $300,000,000 in aggregate principal amount.

5. OPTIONAL REDEMPTION. At any time and from time to time, the Company may redeem in cash any portion of the Notes, in whole or in part, upon notice as set forth in Section 1104 of the Indenture, at a Redemption Price equal to the greater of (a) the principal amount of the Notes or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points, plus, in each case (a) and (b), accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption. The Treasury Rate will be calculated on the third Business Day immediately preceding the Redemption Date. Additionally, at any time on or after March 15, 2044, the Company may redeem the Notes, in whole or in part, upon notice as set forth in Section 1104 of the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption. The date of any redemption pursuant to this Section 5 is known as the “Redemption Date”.

As used in this Note the following terms have the definitions set forth herein:

“Calculation Date” means, with respect to any Redemption Date, the third Business Day immediately preceding the Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC or U.S. Bancorp Investments, Inc., as specified by the Company, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“Redemption Price” means the redemption price of any Notes being redeemed pursuant to Section 5 hereof.

“Reference Treasury Dealer” means (1) each of BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by U.S. Bancorp Investments, Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (2) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the week immediately preceding the Calculation Date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week immediately preceding the Calculation Date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

In the event the Company redeems less than all of the outstanding Notes, the Notes to be redeemed shall be selected by the Trustee in accordance with Section 1103 of the Indenture. The Company may not give notice of any redemption if the Company has defaulted in payment of interest and the default is continuing.

6. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at such Holder’s address of record. The Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. On and after redemption of a Note pursuant to Section 5 and 6, interest shall cease to accrue on such Note.

7. NO MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption payments with respect to the Notes. There are no sinking fund payments with respect to the Notes.

8. DENOMINATIONS; TRANSFER; EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

9. PERSONS DEEMED OWNERS. The registered Holder of this Note may be treated as its owner for all purposes.

10. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in the Indenture, (i) the Third Supplemental Indenture or the Notes may be amended with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding and (ii) certain defaults under the Third Supplemental Indenture or the Notes may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. Without the consent of any Holder of the Notes, the Third Supplemental Indenture or the Notes may be amended or supplemented, in addition to other events more fully described in the Indenture, to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such other provisions as may be made shall not adversely affect the interests of the Holders of Securities of any series in any material respect, to establish the form or terms of the Securities, to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Indenture and to secure the Securities.

11. DEFAULTS AND REMEDIES. If any Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

12. TRUSTEE DEALINGS WITH COMPANY. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

13. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or shareholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability including any rights against any such person in its capacity relating to the Company. The waiver and release are part of the consideration for the issuance of the Notes.

14. AUTHENTICATION. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. UNCLAIMED MONEY OR SECURITIES. The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for three years, subject to applicable laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors, subject to applicable laws.

18. DEFEASANCE. Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Third Supplemental Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for payment of principal and interest on the Notes to the Stated Maturity.

19. GOVERNING LAW. THE INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

Alleghany Corporation

7 Times Square Tower, 17th Floor

New York, NY 10036

Attn: Christopher K. Dalrymple

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)